Exhibit 99.4

MERCER INTERNATIONAL INC.

Offer to Exchange $350,000,000 of 7.375% Senior Notes due 2025

Registered under the Securities Act of 1933 for

An Equal Amount of Outstanding 7.375% Senior Notes due 2025

THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON             , 2019 UNLESS EXTENDED (THE “EXPIRATION DATE”).

To: BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES AND OTHER NOMINEES:

Mercer International, Inc., a Washington corporation (the “Company”), is offering to exchange (the “Exchange Offer”), upon and subject to the terms and conditions set forth in the prospectus dated                , 2019 (the “Prospectus”) and the enclosed letter of transmittal (the “Letter of Transmittal”), an aggregate principal amount of up to $350,000,000 of its 7.375% senior notes due 2025 (the “New Notes”), which have been registered under the Securities Act of 1933, as amended (the “Securities Act”), for a like principal amount of its outstanding 7.375% senior notes due 2025 (the “Old Notes”) issued on December 7, 2018, which have not been registered under the Securities Act. The Exchange Offer is being made in order to satisfy certain obligations of the Company contained in the registration rights agreement dated as of December 7, 2018 between the Company and Credit Suisse Securities (USA) LLC, as representative of the initial purchasers referred to therein.

We are requesting that you contact your clients for whom you hold Old Notes regarding the Exchange Offer. For your information and for forwarding to your clients for whom you hold Old Notes registered in your name or in the name of your nominee or who hold Old Notes registered in their own names, we are enclosing the following documents:

1.	the Prospectus dated , 2019;

2.	the Letter of Transmittal for your use and for the information of your clients, along with a copy of Internal Revenue Service Form W-9;

3.

a notice of guaranteed delivery (the “Notice of Guaranteed Delivery”) to be used to accept the Exchange Offer if certificates for Old Notes are not immediately available, time will not permit all required documents to reach Wells Fargo Bank, National Association, the exchange agent for the Exchange Offer (the “Exchange Agent”), prior to the Expiration Date or if the procedures for book-entry transfer cannot be completed on a timely basis;

4.

a form of letter which may be sent to your clients for whose account you hold Old Notes registered in your name or the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Exchange Offer; and

5.	return envelopes addressed to Wells Fargo Bank, National Association, the Exchange Agent.

YOUR PROMPT ACTION IS REQUESTED. THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON THE EXPIRATION DATE. OLD NOTES TENDERED PURSUANT TO THE EXCHANGE OFFER MAY BE WITHDRAWN AT ANY TIME BEFORE THE EXPIRATION DATE.

The Company will not pay any fee or commission to any broker or dealer or to any other person (other than the Exchange Agent). The Company will pay or cause to be paid all stock transfer taxes applicable to the exchange of Old Notes pursuant to the Exchange Offer, or the transfer of Old Notes to it, except as otherwise provided in Instruction 8 of the enclosed Letter of Transmittal.

The Company will, upon request, reimburse brokers, dealers, commercial banks, trust companies and other nominees for their reasonable out-of-pocket expenses incurred in forwarding copies of the Prospectus, Letter of Transmittal and related documents to the beneficial owners of Old Notes held by them as nominee or in a fiduciary capacity.

To participate in the Exchange Offer, a duly executed and properly completed Letter of Transmittal (or facsimile thereof or agent’s message in lieu thereof), with any required signature guarantees and any other required documents, should be sent to the Exchange Agent and certificates representing the Old Notes should be delivered to the Exchange Agent, all in accordance with the instructions set forth in the Letter of Transmittal and the Prospectus.

If a registered holder of Old Notes desires to tender Old Notes, but such Old Notes are not immediately available, time will not permit such holder’s Old Notes or other required documents to reach the Exchange Agent prior to the Expiration Date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected by using the Notice of Guaranteed Delivery enclosed herewith following the guaranteed delivery procedures described in the Prospectus under the caption “The Exchange Offer—Procedures for Tendering”.

Any inquiries you may have with respect to the procedure for tendering Old Notes pursuant to the Exchange Offer, or requests for additional copies of the enclosed materials, should be directed to the Exchange Agent, at its address and telephone number set forth on the front of the Letter of Transmittal.

Very truly yours,

Mercer International Inc.

NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF THE COMPANY OR THE EXCHANGE AGENT OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE EXCHANGE OFFER, EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE PROSPECTUS OR THE LETTER OF TRANSMITTAL.

Enclosures